Exhibit 10.115
TRANSITION SERVICES AGREEMENT
by and between
THE RUSS COMPANIES, INC.
and
RUSS BERRIE AND COMPANY, INC.
Dated as of December 23, 2008

This Transition Services Agreement (this “Agreement”), dated as of December 23, 2008, is entered into by and between Russ Berrie and Company, Inc., a New Jersey corporation (“Seller”), and The Russ Companies, Inc., a Delaware corporation (“Buyer”). Buyer and Seller are referred to herein collectively as the “parties” and individually as a “party.”
RECITALS
WHEREAS, Seller and Buyer entered into a Purchase Agreement, dated as of December 23, 2008 (the “Purchase Agreement”), pursuant to which Buyer has agreed to acquire from Seller the Gift Business as defined therein; and
WHEREAS, Seller wishes that Buyer and its Affiliates provide certain support services and accommodations to Seller and certain of its Affiliates from and after the Closing under the Purchase Agreement, and Buyer and its Affiliates wish to provide such services, all as more fully set forth herein.
WHEREAS, Buyer wishes that Seller provide certain support services and accommodations to Buyer and certain of its Affiliates from and after the Closing under the Purchase Agreement, and Seller wishes to provide such services, all as more fully set forth herein.
AGREEMENT
NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1 Specific Definitions. As used in this Agreement, the following terms have the meanings set forth or referenced below:
“Agreement” means this Transition Services Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.
“Buyer” has the meaning set forth in the preamble to this Agreement.
“Confidential Information” means any trade secrets or other information which is confidential, proprietary or otherwise not publicly available, including any confidential data, know-how or information relating to the business practices, products, distributors, customers, prospects, suppliers, research and development, ideas, designs, discoveries, inventions, techniques, equipment, marketing, sales, methods, manuals, strategies, results of operations or financial affairs (whether written or oral), and all analyses, compilations, forecasts, studies or other documents prepared on the basis of such information.

“Direct Hourly Costs” means direct incremental labor and supervision costs, calculated on an hourly basis. For salaried employees, Direct Hourly Costs shall equal the result obtained by (i) dividing the relevant individual’s annual base salary by 52, and (ii) then dividing the result obtained in clause (i) by 40.
“Modification” has the meaning set forth in Section 2.3.
“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any governmental body or arbitrator.
“Purchase Agreement” has the meaning set forth in the preamble to this Agreement.
“Representatives” means any director, officer, employee, affiliate, representative (including without limitation, attorneys, accountants and financial and other advisers) or agents of either party hereto or its Affiliates.
“Security Regulations” has the meaning set forth in Section 6.3.
“Seller” has the meaning set forth in the preamble to this Agreement.
“Service” or “Services” means (a) the applicable service or services or accommodations set forth in Section 2.2 below, (b) any other services that are not listed in Section 2.2 and which Seller and Buyer mutually agree in writing (pursuant to Section 2.3) to be provided or obtained hereunder, and (c) any Modifications to a Service or Services provided pursuant to clause (a) or (b) immediately foregoing to which Buyer and Seller mutually agree in writing (pursuant to Section 2.3) to be provided or obtained hereunder.
“Service Provider” means (a) Buyer or any Affiliate of Buyer providing to or obtaining for Seller, or any Affiliate of Seller, a Service pursuant to Section 2.1 hereof, and/or (b) Seller providing to or obtaining for Buyer, or any Affiliate of Buyer, a Service pursuant to Section 2.1 hereof,
“Systems” has the meaning set forth in Section 6.3.
“Term” has the meaning set forth in Section 3.1.
“Termination Date” has the meaning set forth in Section 3.1.
Section 1.2 Other Definitional Provisions.
(a) All capitalized terms used herein, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Purchase Agreement, which meanings are incorporated herein by reference.

(b) The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
(c) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.
(d) The words “include,” “includes,” and “including” when used in this Agreement, shall be deemed to be followed by the words “without limitation,” unless already so followed.
(e) The word “or” is not exclusive.
ARTICLE II
SERVICES
Section 2.1 Provision of Services.
(a) On the terms and conditions of this Agreement, Buyer hereby agrees to provide, or cause one or more of its Affiliates to provide, Services to Seller and/or certain of Seller’s Affiliates for the Term of this Agreement, as described in Section 2.2 below. Buyer shall, and shall cause each Service Provider to, perform the Services exercising the same degree of care as they exercise in performing the same or similar Services for their own account, with priority equal to that provided to their business operations.
(b) On the terms and conditions of this Agreement, Seller hereby agrees to provide Services to Buyer and/or certain of Buyer’s Affiliates for the Term of this Agreement, as described in Section 2.2 below. Seller shall perform the Services exercising the same degree of care as they exercise in performing the same or similar Services for its own account, with priority equal to that provided to their business operations.
Section 2.2 Services.
(a) Space Requirements
1. Up to 12 individuals employed by the Seller subsequent to the Closing will be entitled to the continued use of: their offices, related furniture, personal computers (with internet access), phones and equipment (as in effect and on the same basis as prior to the Closing) at the premises located at 111 Bauer Drive, Oakland, New Jersey 07436 or the replacement facility therefor (the “Oakland Facility”), including unrestricted access to the Oakland Facility, until April 1, 2009 (with such extensions as are mutually agreed between the parties). In lieu of the continued provision of the specific offices occupied by the designated individual prior to the Closing (or in the event that a replacement facility is occupied subsequent to the Closing), Buyer may relocate all such individuals to substantially similar offices in one location in the Oakland Facility, provided that the remainder of the first sentence hereof is complied with in full. The use of the Oakland Facility and other Services provided in this Section 2.2(a)(1), as described above, shall be without charge to the Seller. Notwithstanding the foregoing, as a condition of these individuals’ access to the Oakland Facility, they will abide by all reasonable rules and regulations regarding use of the Oakland Facility that were applicable to the employees of Seller at the Oakland Facility prior to Closing and remain applicable to employees of Buyer or Buyer Affiliates thereafter, as they may be reasonably amended by Buyer from time to time.

2. Kids Line Australia Pty Ltd. (“KL Australia”) will be permitted to continue to occupy the premises located at Banksmeadow, Australia (the “Australian Facility”) occupied prior to the Closing together with the lessee of the Australian Facility, Russ Australia Pty Limited (“Russ Australia”) pursuant to the Service Agreement dated February 21, 2008 between KL Australia and Russ Australia (the “Service Agreement”), without consideration through and including January, 2010, and thereafter in accordance with the provisions of the Service Agreement in existence immediately prior to the Closing for as long as Russ Australia or any other subsidiary of Buyer occupies the Australian Facility, provided, that notwithstanding any provision in the Service Agreement to the contrary, either party will be entitled to modify or terminate the arrangement and the Service Agreement with 6 month’s prior written notice to the other party (and neither party will be entitled to modify or terminate the arrangement or the Service Agreement with less than 6 month’s prior written notice to the other party, unless the parties mutually agree to such modification or termination.
3. Kids Line UK Limited will be permitted to continue to occupy the premises located at Stoke Park, Tower Lane, Eastleigh, Hampshire in the United Kingdom (the “UK Facility”) occupied prior to the Closing together with the lessee of the UK Facility, Russ Berrie (U.K.) Limited (“Russ UK”), without consideration through and including April, 2009, and thereafter in accordance with the arrangements pertaining to the UK Facility immediately prior to the Closing, for as long as Russ UK or any other subsidiary of Buyer occupies the UK Facility, provided, that notwithstanding any arrangement in existence immediately prior to the Closing to the contrary, either party will be entitled to modify or terminate the arrangement with 6 month’s prior written notice to the other party (and neither party will be entitled to modify or terminate the arrangement with less than 6 month’s prior written notice to the other party, unless the parties mutually agree to such modification or termination).
(b) Access to Records
1. After the Closing and until the date that the Seller files its Annual Report on Form 10-K for the year ended December 31, 2008 (“the 2008 10-K”) with the Securities and Exchange Commission (the “SEC”), without charge to the Seller, Buyer shall provide Seller and its Representatives direct on-line access to the Seller’s historical financial and business records on any hardware or software platform transferred to Buyer at Closing (collectively, the “ERP System”), to enable Seller to prepare its filings with the SEC, periodic financial statements, closing information required by its auditors and tax returns and/or deal with tax audits (“Needed Information”).

2. After the Closing and for a period consistent with the record-retention policies and practices of the Gift Entities prior to the Closing, Buyer shall permit Seller or its Representatives to request information from the Buyer or its applicable Affiliates pertaining to the Seller’s historical financial and business records on the ERP System, during normal business hours, to enable Seller to prepare the Needed Information. Buyer agrees that it or its Affiliates will provide the information requested (in the form requested) in a timely fashion to Seller, taking into account the circumstances of the request, including, but not limited to, reporting deadlines under federal securities laws. For each item of information requested (the “Requested Information”), Seller will pay to Buyer the Direct Hourly Costs plus 20% associated with the provision of such item of Requested Information. Buyer and its Affiliates agree to cooperate, at the Seller’s request, in transferring all of such Requested Information to a system established by Seller or maintained for Seller by a third party.
(c) Personnel
1. Until the date that the Seller files the 2008 10-K with the SEC, the members of the Seller’s finance group employed by the Buyer as of the Closing Date (the “Finance Group”) will in good faith, for so long as they remain employed by Buyer, be made available to the Seller for up to 80% of their time, and other necessary employees employed by the Buyer as of the Closing Date shall give their reasonable assistance, in each case in order to enable the Seller to prepare, complete and file the 2008 10-K, to prepare for the earnings call in connection therewith, and to support the audit of the Gift Business and related testing pursuant to the Sarbanes Oxley Act of 2002; provided that such assistance does not unreasonably interfere with Buyer’s ability to comply with all financial reporting obligations imposed on it by its senior lender. In consideration of the foregoing, Seller will pay to Buyer the Direct Hourly Costs associated with the provision of such services plus 20%.
2. After the date that the Seller files the 2008 10-K, upon the request of Seller and the agreement of Buyer (in Buyer’s discretion), the reasonable assistance of the Finance Group and/or other qualified personnel of Buyer will be provided to the Seller on an as-needed basis in order to enable the Seller to prepare, complete and file, as applicable, reports and statements required to be filed by Seller with the SEC under federal securities laws, financial statements, and closing records required by the consummation of the transactions contemplated by the Purchase Agreement. In consideration of the foregoing, Seller will pay to Buyer the Direct Hourly Costs associated with the provision of such services plus 20%.
3. Up to 3 individuals who, immediately prior to the Closing, were employed by Russ Consulting Service (Shenzhen) Co., Ltd. (“RCS”) but did work primarily for Sassy, Inc., will be permitted, following the Closing, to continue such employment arrangements in accordance with their respective terms, provided, that notwithstanding any arrangement in existence immediately prior to the Closing to the contrary, Buyer will not modify or terminate the applicable arrangement with less than 6 month’s prior written notice to the applicable individual, unless Buyer and the applicable individual mutually agree to such modification or termination, or Buyer determines in good faith to terminate the employment of one or more of these individuals as a result of: (a) such individual’s material breach of the terms of such individual’s employment arrangement with RCS, which material breach has not been cured within 10 days of written notice thereof; (b) in carrying out such individual’s duties, such individual engages in conduct that constitutes gross neglect, willful misconduct, or fraud, (c) the individual’s material failure to adhere to any material written policy of RCS if such individual has not cured such non-compliance within 10 days of written notice thereof (provided that notice and an opportunity to cure need not be given for a second offense of the same nature); (d) the appropriation (or attempted appropriation) of a business opportunity of RCS, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of RCS; (e) the misappropriation (or attempted misappropriation) of any of RCS’ funds or property; or (f) (i) the conviction of, or the entering of a guilty plea or plea of no contest with respect to a felony or the equivalent thereof, or (ii) the conviction of, or the entering of a guilty plea or plea of no contest with respect to any other crime with respect to which imprisonment in excess of 3 days is imposed, or (g) (i) the indictment (or its procedural equivalent) for a felony or the equivalent thereof, or (ii) the indictment (or its procedural equivalent) for any other crime with respect to which imprisonment in excess of 60 days is a possible punishment (in the event of such termination, Buyer will provide Seller with at least 10 days’ prior written notice. Seller will pay to Buyer the Direct Hourly Costs associated with such arrangements plus 20%.

4. After the date that the Seller files the 2008 10-K, upon the request of Buyer and the agreement of Seller (in Seller’s discretion), the reasonable assistance of Guy Paglinco and/or Robert Parks (for so long as either is employed by the Seller, as applicable) will be provided to the Buyer or its Affiliates on an as-needed basis in order to enable the Buyer to prepare and complete consolidated financial statements as well as closing records required by the consummation of the transactions contemplated by the Purchase Agreement. In consideration of the foregoing, Buyer will pay to Seller the Direct Hourly Costs associated with the provision of such services plus 20%.
5. After the date that the Seller files the 2008 10-K, upon the request of Buyer and the agreement of Seller (in Seller’s discretion), the reasonable assistance of Anthony Cappiello and Marc Goldfarb (for so long as either is employed by the Seller, as applicable) will be provided to the Buyer or its Affiliates on an as-needed basis in order to support the Buyer with respect to certain operational and legal matters. In consideration of the foregoing, Buyer will pay to Seller the Direct Hourly Costs associated with the provision of such services plus 20%.
(d) IT
As of the Closing Date and for a period of 90 days thereafter, Buyer and its Affiliates will provide to Seller and its Affiliates reasonable access to the IT professionals of the Buyer or its Affiliates (either members of the Seller’s IT group employed by the Buyer as of the Closing Date, or other qualified personnel of Buyer or its Affiliates), on an as-needed basis, to separate data with respect to Seller’s operations from data with respect to the operation of the Gift Entities transferred to Buyer at Closing (e.g., separating website data, creating data extracts of Seller information). In consideration of the foregoing, Seller will pay to Buyer the Direct Hourly Costs associated with the provision of such services plus 20%. Any server created to contain such separated Seller data may be housed in the Oakland Facility without charge to the Seller, for so long as any employees of the Seller retain office space in such facility pursuant to Section 2.2(a)(1) hereof.
(e) Employee Benefits
1. With respect to all employee benefit plans other than the medical plan and any equity plans provided by Russ Berrie U.S. Gift, Inc. (“US Gift”) prior to the Closing (“Non-Medical Plans”), up to 12 individuals employed by the Seller subsequent to the Closing (the “Participants”) will be entitled to continued participation in all such Non-Medical Plans subsequent to the Closing until the earlier of, with respect to each Participant, (i) the termination of the employment of such Participant, (ii) such time as Seller enrolls such Participant in Seller-sponsored Non-Medical Plans, and (iii) the termination of such Non-Medical Plans by US Gift, provided that subject to the provisions of Article X of the Purchase Agreement, US Gift will be permitted to terminate any Non-Medical Plan with 90 days’ prior written notice to the Participants. In consideration for the foregoing, Seller will reimburse Buyer for all direct costs incurred by Buyer or US Gift in connection with such participation.

2. With respect to the medical plan provided by US Gift prior to the Closing (“Medical Plan”), (x) Seller will either pay the COBRA premiums of the Participants with respect thereto (or US Gift shall make such premium payments and be directly reimbursed therefor by Seller), and (y) US Gift will pay any medical claims or expenses of the Participants covered by such COBRA premiums until the earliest of, with respect to each Participant, (i) the termination of COBRA benefit applicability, (ii) the termination of the employment of such Participant and (iii) such time as Seller enrolls such Participant in a Seller-sponsored Medical Plan. In consideration for the foregoing, Seller will reimburse Buyer for all payments made by Buyer or US Gift in connection therewith.
Section 2.3 Other Services or Modifications. Subject to the terms and conditions otherwise set forth herein, (i) Seller may request that Buyer provide additional Services or that Buyer supplement, modify, substitute or otherwise alter (a “Modification”) any of the Services or any component thereof, or (ii) Buyer may request a Modification of Services provided by Seller or any component thereof. Upon such request, the parties shall discuss in good faith the scope and nature of such request and related issues regarding Modifications. In the event that Seller and Buyer mutually agree to the provision by one party to the other of other Services, as contemplated in clause (b) of the definition of Service under Section 1.1, or to a Modification by a party to a Service or Services, as contemplated by clause (c) of the definition of Service under Section 1.1 and the sentence immediately foregoing, Seller and Buyer agree to complete an attachment to this Agreement reflecting such additional or modified Services, including the terms thereof, and such attachment shall be deemed to be a part of this Agreement, subject to the terms and provisions hereof, as modified by such attachment.
Section 2.4 No Transfer. Except as required for the provision of Services hereunder, no party shall be required to cause to be transferred, assigned or otherwise conveyed to the other party or its Affiliates any third-party licenses or other agreements, or any software or hardware owned or used by any Service Providers.
ARTICLE III
TERM OF AGREEMENT
Section 3.1 Term. Subject to Article VII, this Agreement shall commence on the Closing Date and shall terminate with respect to each Service as set forth in Section 2.2 above (the “Termination Date”), provided, however, that this Agreement may be extended with respect to specific Services by agreement of the parties hereto in writing prior to the Termination Date (with respect to each Service, the period from the Closing Date to the Termination Date, as it may be extended in accordance with this Agreement, if applicable), collectively with any extension, the “Term”).
Section 3.2 Effect of Termination. Neither the termination of this Agreement with respect to a Service pursuant to Article VII nor the expiration of this Agreement with respect to a Service pursuant to Section 3.1 shall affect (i) the liability of a party for breach of this Agreement, (ii) the obligations of a party to make payments when due hereunder or (iii) the provisions contained in Articles IV, V, VI, VII, IX, Section 2.4 and this Section 3.2 and the related definitions, each of which shall survive the termination or expiration of this Agreement.

ARTICLE IV
PRICING, COSTS AND PAYMENT
Section 4.1 Pricing. Subject to Sections 4.2 and 4.3, each Service rendered pursuant to this Agreement shall be charged to and payable by the party receiving such Services monthly in accordance with the provisions of Section 2.2 for such Service.
Section 4.2 Costs. Notwithstanding the provisions of Section 2.2(d), all costs (including labor costs) incurred by a Service Provider to separate Seller’s operations from Buyer’s operations (e.g., costs related to data extracts, database deletions) following the Closing Date, and any costs incurred by Buyer to disconnect Seller users from systems shall be the responsibility of Buyer to the extent such costs would have been incurred by Buyer even if Services had not been provided hereunder. Costs incurred by Buyer to reconfigure suboptimal or inefficient Buyer operations (e.g., costs related to resizing of databases for cost effectiveness) will be the responsibility of Buyer.
Section 4.3 Credit Terms. Credit terms will be net thirty (30) days from the date of receipt of the invoice (itemized by Service) by the relevant party. Each country in which Services have been rendered shall be billed on a separate invoice each month. Invoice amounts shall be stated in local currency and payments shall be made in such local currency. To dispute charges on an invoice, Seller or Buyer, as applicable, must within twenty (20) days as of the receipt of the invoice provide notice of and explanation of any such disputed charges. Within ten (10) days of the receipt of such notice of and explanation of any disputed charges, Buyer or Seller, as applicable, shall provide the other with information supporting the charges or, as the case may be, a revised invoice. Based on the date of the receipt of the original invoice, Seller or Buyer, as applicable, shall settle the original or the revised invoice in accordance with the credit terms in this Section 4.3, it being without prejudice to Seller’s and Buyer’s rights under Section 9.10 and 9.11.
ARTICLE V
WARRANTY AND LIABILITY
Section 5.1 Performance of Services. Each party warrants that it and its Affiliates shall use commercially reasonable efforts to perform the Services at a quality substantially consistent with that provided by Seller with respect to a particular Service prior to the Closing. All claims, requests, actions, proceedings and notifications directly or indirectly based on or in relation to this warranty must demonstrate the warranty default and be initiated by a party within a maximum limitation period of six (6) months following the date of first occurrence of the default.
Section 5.2 Limitation on Liability. Buyer shall indemnify the Seller Indemnified Persons against all Damages related to any claims (including third party claims) arising from or relating to the provision of Services by Buyer or its Affiliates under this Agreement to the extent that such Damages arise from the gross negligence or willful misconduct of Buyer, any of its Affiliates or any of their respective employees, officers or directors. Seller shall indemnify the Buyer Indemnified Persons against all Damages related to any claims (including third party claims) arising from or relating to the provision of Services by Seller under this Agreement to the extent that such Damages arise from the gross negligence or willful misconduct of Seller or any of its employees, officers or directors. During the Term of this Agreement, each party shall name the other, and its Affiliates, as an additional insured on any general liability insurance maintained by such party to cover the actions of its employees in providing the Services herein contemplated.

ARTICLE VI
CONFIDENTIALITY
Section 6.1 Confidential Information
(a) In the course of performance under this Agreement, Buyer, its Affiliates and their respective Representatives may receive or have access to Confidential Information related to Seller or its Affiliates. Buyer, its Affiliates and their respective Representatives shall access and use such Confidential Information only in connection with the performance of Services hereunder, and shall safeguard such Confidential Information against disclosure to all others to the same extent Buyer employs in protecting its own confidential information during the Term and for a period of three (3) years thereafter. The obligations of Buyer, its Affiliates and their respective Representatives hereunder shall not apply to any such Confidential Information that (i) at the time of disclosure is publicly available or after the time of disclosure becomes publicly available other than as a result of an unauthorized act or omission of Buyer, its Affiliates or any of their Representatives; (ii) was or becomes available to Buyer on a non-confidential basis from a source other than Seller, any of Seller’s Affiliates or any of their Representatives; provided that such source is not known by Buyer to be bound by a confidentiality agreement with or other obligations of secrecy to Seller or any of its Affiliates; (iii) is disclosed by Buyer under compulsion of any applicable Legal Requirements (including in connection with the registration of securities); provided that Buyer provides Seller with notice and an opportunity to contest or limit such disclosure with the applicable entity requiring disclosure, to the extent reasonably practicable; or (iv) is independently developed by Buyer without access to such Confidential Information.
(b) In the course of performance under this Agreement, Seller, its Affiliates and their respective Representatives may receive or have access to Confidential Information related to Buyer or its Affiliates. Seller, its Affiliates and their respective Representatives shall access and use such Confidential Information only in connection with the Services to be performed by Buyer hereunder, and shall safeguard such Confidential Information to the same extent Seller employs in protecting its own confidential information against disclosure to all others during the Term and for a period of three (3) years thereafter. The obligations of Seller, its Affiliates and their respective Representatives hereunder shall not apply to any such Confidential Information that (i) at the time of disclosure is publicly available or after the time of disclosure becomes publicly available other than as a result of an unauthorized act or omission of Seller, its Affiliates or any of their Representatives; (ii) was or becomes available to Seller on a non-confidential basis from a source other than Buyer, any of its Affiliates or any of their Representatives; provided that such source is not known by Seller to be bound by a confidentiality agreement with or other obligations of secrecy to Buyer or any of its Affiliates; (iii) is disclosed by Seller under compulsion of applicable Legal Requirements (including in connection with the registration of securities); provided that Seller provides Buyer with notice and an opportunity to contest or limit such disclosure with the applicable entity requiring disclosure, to the extent reasonably practicable; or (iv) is independently developed by Seller without access to such Confidential Information.

Section 6.2 Systems Access and Security
(a) To the extent that Seller and/or its Affiliates will be given access to the computer system(s), infrastructure, databases, software, facilities or networks of Buyer or Buyer’s Affiliates (“Systems”), such access shall be limited to access in connection with performance or receipt of the Services. Seller shall cause its personnel and any personnel of its Affiliates with such access to comply with the system security policies, standards, procedures and requirements stated in the system access procedure in effect at the time of such access with regard to the Systems, in any applicable license agreement or lease agreement in effect with regard to the Systems, or as otherwise reasonably required by Buyer or Buyer’s Affiliates (the “Security Regulations”), and will not tamper with, compromise or circumvent any security or audit measures employed by Buyer or Buyer’s Affiliates, as applicable.
(b) Seller shall ensure that only those users who are specifically authorized to gain access to the Systems gain such access and prevent unauthorized destruction, alteration or loss of information contained therein. If at any time Seller or any of its Affiliates determine that any personnel of Seller or its Affiliates has sought to circumvent or has circumvented the Security Regulations or that unauthorized personnel of Seller or its Affiliates have accessed or may access the Systems or have engaged in activities designed to obtain unauthorized access or that may lead to destruction or alteration or loss of data, information or software, Seller shall promptly terminate the access to the Systems of the personnel who engaged in those activities and promptly notify Buyer. On reasonable advance written notice, Buyer and its Representatives may audit Seller’s and its Affiliates’ use of the Systems.
ARTICLE VII
TERMINATION
Section 7.1 Separate Agreement for Each Service. This Agreement is a master agreement and shall be construed as a separate and independent agreement for each and every Service provided under this Agreement. Any termination or expiration of this Agreement with respect to any Service shall not terminate this Agreement with respect to any other Service then being provided under this Agreement.

Section 7.2 Termination by Either Party. Subject to Section 7.1 hereof, each of Seller or Buyer may upon written notice to the other party terminate as of right, without any further judiciary formality, this Agreement with respect to any Service if there has occurred a material breach of this Agreement by the other party with respect to such Service, unless within such period of 45 days after receipt of such notice the breaching party remedies the breach or has initiated a reasonable attempt to remedy the breach. For so long as a material breach is not remedied and no attempt is made by the breaching party to remedy such breach, the non-breaching party may choose to suspend, as of right and without judicial formality, its own performance with respect to such Service, provided, however, nothing contained in this Section 7.2 shall relieve Seller or Buyer, as applicable, of its obligations to make the payments due to the other under Article IV hereof for any Services not the subject of the notice described in this Section 7.2 or with respect to any Services, even if the subject of the notice described in this Section 7.2, to the extent such Services were provided prior to the date of such notice.
Section 7.3 Termination on Payment Default or Bankruptcy. Buyer may terminate as of right, without any further judiciary formality, this Agreement with respect to any Service provided by Buyer or its Affiliates, or, at Buyer’s option, suspend performance of its or its Affiliates’ obligations hereunder with respect to any Service, in the event (a) of Seller’s failure to pay, or any of Seller’s Affiliates’ failure to pay, an invoice with respect to such Service on the due date upon thirty (30) days’ prior written notice to Seller, unless Seller pays the invoice within such thirty (30)-day period, or (b) Seller files a petition in bankruptcy, becomes insolvent, makes an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law, discontinues its business or has a receiver appointed for it. Seller may terminate as of right, without any further judiciary formality, this Agreement with respect to any Service provided by Seller or its Affiliates, or at Seller’s option, suspend performance of its or its Affiliates’ obligations hereunder with respect to any Service, in the event (a) of Buyer’s failure to pay, or any of Buyer’s Affiliates’ failure to pay, an invoice with respect to such Service on the due date upon thirty (30) days’ prior written notice to Buyer, unless Buyer pays the invoice within such thirty (30)-day period, or (b) Buyer files a petition in bankruptcy, becomes insolvent, makes an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law, discontinues its business or has a receiver appointed for it.
Section 7.4 Effect of Termination of Particular Service. Subject to Section 3.2, upon the expiration of the Term or upon the termination of this Agreement, in each case, with respect to a particular Service, all rights under this Agreement of the recipient of such Service to receive such Service will cease but such termination shall not effect this Agreement with respect to any other Service as to which the Term of this Agreement has not expired or been terminated.
Section 7.5 Termination by Seller. Upon sixty (60) days’ prior written notice to Buyer, Seller may terminate as of right, without any further judiciary formality, this Agreement for any reason with respect to any Service provided by Buyer or its Affiliates. Seller may request, and the parties hereto may by mutual agreement cancel, a Service in a shorter period.

ARTICLE VIII
ASSIGNMENT
Section 8.1 Assignment by Seller. Seller may not assign this Agreement or transfer any rights or obligations under this Agreement, in each case by operation of law or otherwise, to a third party (other than to an Affiliate of Seller, a buyer of the Seller’s business or a substantial portion thereof, or as collateral security to any of Seller’s or its Affiliates’ financing sources, which in each case shall not require such consent) without the prior written consent of Buyer, which consent, except as otherwise expressly provided herein, may be granted or withheld by Buyer in its sole discretion. Any attempted assignment in contravention hereof shall be null and void as of right without any further judiciary formality.
Section 8.2 Assignment by Buyer. Subject to the provisions of Section 9.2, Buyer may not assign this Agreement or transfer any rights or obligations under this Agreement, in each case by operation of law or otherwise, to a third party (other than to an Affiliate of Buyer, a buyer of the Buyer’s post-Closing business or a substantial portion thereof, or as collateral security to any of Buyer’s or its Affiliates’ financing sources, which in each case shall not require such consent) without the prior written consent of Seller, which consent, except as otherwise expressly provided herein, may be granted or withheld by Seller in its sole discretion. Any attempted assignment in contravention hereof shall be null and void as of right without any further judiciary formality.
ARTICLE IX
MISCELLANEOUS
Section 9.1 Notices. All notices and communications hereunder shall be in writing and shall be deemed to have been duly given when received if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by telecopier or email, provided that the telecopy or email is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:
To Buyer:
111 Cloverleaf Drive
Winston-Salem, NC 27103
Attn: Richard Snow
          President
Telecopy: (858) 485-1233
Email: rsnow@the-encore-group.com
With a copy (which shall not constitute notice) to:
Gordon & Rees LLP
101 West Broadway, Suite 2050
San Diego, CA 92101
Attn: Joe Lesko, Esq.
Telecopy: (619) 696-7124
Email: jlesko@gordonrees.com
To Seller:
111 Bauer Drive
Oakland, New Jersey 07436
Attn: Marc S. Goldfarb,
          SVP and General Counsel
Telecopy: (201) 405-7377
Email: mgoldfarb@russberrie.com
With a copy (which shall not constitute notice) to:
Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Telephone: (212) 836-8201
Telecopy: (212) 836-8211
Email: jigreenberg@kayescholer.com
Attn: Joel I. Greenberg

Section 9.2 Assumption of Agreement. In the event that the Buyer, the Subs or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Subs, as the case may be, shall expressly assume the obligations of Buyer and its Affiliates set forth in this Agreement.
Section 9.3 Amendments and Waiver. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law except as otherwise specifically provided herein.
Section 9.4 Entire Transaction; Representations and Warranties. This Agreement, and the Purchase Agreement, including all attachments hereto and thereto and the documents referred to herein and therein, contain the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters. All attachments hereto are hereby incorporated by reference and made a part of this Agreement. Nothing contained in this Agreement shall be deemed to limit the provisions of Sections 10.6 and/or 10.7 of the Purchase Agreement captioned “Retention of and Access to Records”.
Section 9.5 Other Rules of Construction. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
Section 9.6 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.7 Relationship of Parties. Each party hereto in performing its obligations and duties hereunder shall be conclusively deemed to be an independent contractor and not under the control and supervision of the other party hereto and nothing in this Agreement shall be read to create any agency, partnership or joint venture of Buyer and Seller or to create any trust or other fiduciary relationship between them. Neither party is, nor shall hold itself out to others to be, vested with any power, authority, or right to bind contractually or to act on behalf of the other party as its broker, agent, or otherwise for the purpose of committing, selling, conveying, or transferring any of the other party’s assets or property, contracting for or in the name of the other party, or making any representation binding upon such other party.
Section 9.8 Authorship. Buyer and Seller agree that the terms and language of this Agreement were the result of negotiations between Buyer and Seller and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against Buyer, on the one hand, or Seller, on the other hand. Any controversy over construction of this Agreement shall be decided without regard to events of authorship.
Section 9.9 Third Party Beneficiaries. This Agreement shall bind and inure to the benefit of Seller, Buyer and their respective successors and permitted assigns. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party nor create or establish any third-party beneficiary hereto, unless expressly provided herein.
Section 9.10 Counterparts; Signature by Facsimile. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement. Delivery of an executed counterpart of this Agreement by facsimile (including in Adobe Acrobat format) shall be equally as effective as delivery of an original executed counterpart thereof.
Section 9.11 Dispute Resolution. Notwithstanding anything to the contrary in this Agreement, the parties shall attempt to resolve any dispute, controversy, or claim arising out of, or in connection with, this Agreement (a “Dispute”) amicably and promptly by negotiations between executives from each party. Either party may give the other party written notice of any Dispute not resolved in the normal course of business, in which case, the parties’ executives (vice president or higher) shall negotiate alone (except for one assistant who is not an attorney) in good faith to resolve the Dispute within 30 days after such notice is provided. In the event, however, that (a) the Dispute is not resolved within such 30-day period (or any extension thereto to which the parties may mutually agree) or (b) that a meeting between such executives has not occurred within such 30-day period, then regardless of whether any such good faith negotiations have actually occurred, either party may bring an action or proceeding against the other with respect to the subject matter of such Dispute. Notwithstanding the foregoing, either party may, at any time and without first engaging in any negotiations with the other party, seek provisional injunctive relief that may be required to maintain the status quo. The parties hereby acknowledge and agree that such negotiations shall be deemed to be in the nature of settlement discussions and that neither the fact that such discussions took place, nor any statement or conduct of any participant in such discussions, shall be admissible into evidence in any subsequent litigation or in any arbitration or other dispute resolution proceeding involving the parties. It is further understood and agreed that any disclosure in any form, including oral, by any person participating in such negotiations shall not operate as a waiver of any privilege, including work product or attorney-client privilege, applicable to the subject matter thereof.

Section 9.12 GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM; WAIVER OF TRIAL BY JURY. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Any Proceeding arising out of or relating to this Agreement may be brought in the courts of the State of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this Section may be served on any party anywhere in the world.
Section 9.13 Force Majeure. Neither party, nor any of its respective Affiliates, shall be held responsible for failure or delay in delivery of Services hereunder, nor shall any party or any of its respective Affiliates be held responsible for failure or delay in receiving Services hereunder, if such failure or delay is due to an act of God or public enemy, war, terrorism, government acts or regulations, administrative acts or decisions, fire, flood, embargo, quarantine, epidemic, labor strike or work stoppage by workers, accident, unusually severe weather or other cause similar or dissimilar to the foregoing, beyond their control (each such event, a “Force Majeure”).
If the performance of this Agreement by either Seller, on the one hand, or Buyer, on the other hand, hereunder is prevented, restricted or interfered with by reason of a Force Majeure event, the party whose performance is so affected, upon giving prompt notice to the other party, shall be excused from such performance to the extent of such Force Majeure event; provided, however, that the parties so affected shall take all reasonable steps to avoid or remove such causes of nonperformance and shall continue performance hereunder with dispatch whenever such causes are removed.
Section 9.14 Seller’s Affiliates. Each of the Affiliates of Seller, identified in writing by Seller to Buyer, may exercise any of Seller’s rights hereunder or perform any of Seller’s agreements, covenants and obligations hereunder; provided, however, that Seller fully and unconditionally guarantees the due and punctual performance and observance of each and every such agreement, covenant and obligation.
Section 9.15 Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

Section 9.16 Responsibility for Affiliates. Each party shall be responsible for its Affiliates’ compliance with the terms and conditions of this Agreement.
Section 9.17 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to alter or affect the meaning or interpretation of any of the provisions hereof.
Section 9.18 Public Disclosure. Notwithstanding anything herein to the contrary, each of the parties to this Agreement hereby agrees with the other parties hereto that, except as may be required to comply with the requirements of any applicable Legal Requirement (including in connection with the registration of securities) or the rules and regulations of each stock exchange upon which the securities of one of the parties is listed, in which case the disclosing party will give the other parties hereto advance notice of the release, no press release or similar public announcement or communication shall ever, whether prior to or subsequent to the Closing, be made or caused to be made concerning the execution or performance of this Agreement unless specifically approved in advance by all parties hereto.

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

THE RUSS COMPANIES, INC.
By:	/s/ Richard Snow
	Name:	Richard Snow
	Title:	President

RUSS BERRIE AND COMPANY, INC.
By:	/s/ Bruce G. Crain
	Name:	Bruce G. Crain
	Title:	President and Chief Executive Officer
Transition Services Agreement